Exhibit 34.2
Report of Independent Registered Public Accounting Firm
The Board of Directors
The Bank of New York Mellon
BNY Mellon Trust of Delaware
The Bank of New York Mellon Trust Company, N.A.:
We have examined management of The Bank of New York Mellon’s (formerly The Bank of New York), BNY Mellon Trust of Delaware’s (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A.’s (formerly The Bank of New York Trust Company, N.A.), (collectively, the Company)’s assertion, included in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 that are subject to Regulation AB (including transactions subject to Regulation AB by contractual obligation) for which the Company provides trustee, securities administration, paying agent, or custodial services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the Applicable Servicing Criteria), as of and for the twelve months ended December 31, 2025 (Management’s Assertion). With respect to servicing criterion 1122(d)(4)(i), the Company has determined that for certain transactions in the Platform the Trustor (as such term is defined in the related transaction agreements) may direct the Trustee (as such term is defined in the related transaction agreements) to file, or cause to be filed, all filings identified by the Trustor to be necessary to maintain the effectiveness of any original filings identified by the Trustor to be necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee’s security interest in or lien on the Underlying Securities (as such term is defined in the related transaction agreements). Management’s Assessment of Compliance with Applicable Servicing Criteria indicates that as of and for the twelve months ended December 31, 2025, the Company was not instructed by any Trustors to perform such activities. Absent the receipt of instruction from a Trustor to perform such activities, the Company’s responsibility for servicing criterion 1122(d)(4)(i) for the Platform is solely with regard to the manner of holding trust assets and investment of trust assets in eligible investments and the Company does not have any duties as to the original UCC filing and any continuations to perfect the security interest unless instructed to do so by other parties in the transaction agreement. With respect to servicing criterion 1122(d)(4)(iii), the Company has determined that there were no activities performed during the twelve months ended December 31, 2025 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on Management’s Assertion about the Company’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

As described in management’s Assessment of Compliance with Applicable Servicing Criteria, for servicing criterion 1122(d)(2)(vi), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related servicing criterion as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, Management’s Assertion that the Company complied with the aforementioned Applicable Servicing Criteria for the Platform as of and for the twelve months ended December 31, 2025 is fairly stated, in all material respects.

Our opinion on Management’s Assertion does not extend to any other information that accompanies or contains our report.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2026
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